EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215504) pertaining to the 2016 Stock Incentive Plan of Forterra, Inc. of our report dated March 7, 2018 (except for the effect of the additional material weakness described in the second and third paragraphs, as to which date is December 20, 2018), with respect to the effectiveness of internal control over financial reporting of Forterra, Inc., included in this Annual Report (Form 10-K/A) of Forterra, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Dallas, Texas
December 20, 2018